Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 18, 2020, with respect to the consolidated financial statements and schedule included in the Annual Report of Westell Technologies, Inc. on Form 10-K for the year ended March 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Westell Technologies, Inc. on Forms S-3 (File No. 333- 79407 and File No. 333-100625) and on Forms S-8 (File No. 333-206974 and
File No. 333-234706).

/s/ GRANT THORNTON LLP
Chicago, Illinois
June 18, 2020